UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 04, 2026

MARKETAXESS HOLDINGS INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-34091	52-2230784
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 Hudson Yards 15th Floor
New York, New York		10001
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 813-6000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.003 par value	MKTX	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 4, 2026, MarketAxess Holdings Inc. (the “Company”), as borrower, entered into an Amended and Restated Credit Agreement (the “A&R Credit Agreement”) with a syndicate of lenders and JPMorgan Chase Bank, N.A. (“JPMorgan”), as administrative agent. The A&R Credit Agreement amends and restates in its entirety that certain Credit Agreement, dated August 9, 2023, among the Company, as borrower, a syndicate of lenders and JPMorgan, as administrative agent (the “Existing Credit Agreement”). Pursuant to the A&R Credit Agreement, the lenders will continue to provide aggregate commitments totaling $750.0 million, consisting of a revolving credit facility (the “Credit Facility”), a $5.0 million letter of credit sub-limit for standby letters of credit and a $380.0 million sub-limit for swingline loans. Subject to satisfaction of certain specified conditions, the Company continues to be permitted to upsize the Credit Facility by up to $375.0 million in total. The incremental facility continues to be uncommitted, and it is possible that the Company may not be successful in obtaining such commitments from existing or new lenders in the amount desired or at all.

The A&R Credit Agreement amends and restates the Existing Credit Agreement to, among other things: (1) extend the maturity of the Credit Facility from August 9, 2026 to February 2, 2029, with the Company’s option to request up to two additional 364-day extensions at the discretion of each lender and subject to customary conditions; (2) eliminate the 0.10% credit spread adjustment previously added to the interest rate on Secured Overnight Financing Rate (“SOFR”) based borrowings; and (3) increase the maximum amount of cash that may be net against debt for the purposes of calculating the Company’s Consolidated Total Leverage Ratio (as defined in the A&R Credit Agreement) from $30,000,000 to $200,000,000.

As of the date hereof, the Company has $220.0 million in borrowings outstanding under the Credit Facility and one standby letter of credit, which borrowings were outstanding under the Existing Credit Agreement and remain outstanding under the A&R Credit Agreement. No additional funds are being borrowed by, and no additional letters of credit will be issued to, the Company at this time. Any future credit extensions under the Credit Agreement are subject to customary conditions precedent. The proceeds of any additional loans incurred under the Credit Facility are expected to be used for general corporate purposes.

The foregoing description of the A&R Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 2.02 Results of Operations and Financial Condition.

On February 6, 2026, the Company issued a press release announcing the Company’s financial results for its fourth quarter and year ended December 31, 2025. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information included in this Current Report on Form 8-K (including Exhibit 99.1 hereto) that is furnished pursuant to this Item 2.02 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. In addition, the information included in this Current Report on Form 8-K (including Exhibit 99.1 hereto) that is furnished pursuant to this Item 2.02 shall not be incorporated by reference into any filing of the Registrant, whether made before or after the date hereof, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference into such filing.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 8.01 Other Events.

On February 6, 2026, the Company also announced that its Board of Directors has declared a regular quarterly dividend to be paid to the holders of the outstanding shares of capital stock. A cash dividend of $0.78 per share of common stock outstanding will be paid on March 4, 2026 to stockholders of record as of the close of business on February 18, 2026.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

10.1

Amended and Restated Credit Agreement, dated as of February 4, 2026, among MarketAxess Holdings Inc., a Delaware corporation, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.+

99.1	Press Release issued by MarketAxess Holdings Inc. on February 6, 2026

104	Cover Page Interactive File (the cover page tags are embedded within the Inline XBRL document).

+ Certain schedules and other similar attachments to this exhibit have been omitted from this filing pursuant to Item 601(a)(5) of Regulation S-K. The registrant will provide a copy of such omitted documents to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARKETAXESS HOLDINGS INC.

Date:	February 6, 2026	By:	/s/ Ilene Fiszel Bieler
Name: Ilene Fiszel Bieler Title: Chief Financial Officer